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                                                                      EXHIBIT 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIOS)

                                                         Three Months Ended             Nine Months Ended
                                                            September 30                  September 30
                                                            ------------                  ------------
                                                         2003           2002           2003           2002
                                                         ----           ----           ----           ----
Earnings (loss)
  Loss before income taxes                             $   (254)      $   (527)      $   (677)      $ (1,416)

Add (deduct)
  Fixed charges from below                                  361            337          1,074          1,004
  Income from equity investees                               --            (10)           (18)           (39)
  Distributed income of equity investees                     --             40             44             40
  Interest capitalized                                       (3)            (4)            (9)           (13)
                                                       --------       --------       --------       --------
Earnings (loss) as adjusted                            $    104       $   (164)      $    414       $   (424)

Fixed charges

  Interest expense, including capitalized amounts      $    189       $    169       $    550       $    495
  Amortization of debt costs                                  3              4             16             13
  Preference security dividend                                6              6             18             17
  Portion of rental expense representative of the
    interest factor                                         163            158            490            479
                                                       --------       --------       --------       --------
Total fixed charges                                    $    361       $    337       $  1,074       $  1,004

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (1)              0.29          (0.49)          0.39          (0.42)

(1) Fixed charges exceeded our adjusted earnings (loss) by $257 million and $660 million for three and nine months ended September 30, 2003, respectively, and by $501 million and $1.4 billion for the three and nine months ended September 30, 2002, respectively.